Exhibit 10.25

Text of RSU Grant Letter Agreement, dated January 27, 2014

This award letter agreement sets forth the terms and conditions of the restricted stock units (“RSUs”) which have been granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 2005 Omnibus Incentive Plan (the “Plan”). Your award is subject to, and being provided to you in consideration for accepting, the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this award letter agreement

1.	Grant of RSUs

You have been granted the number of RSUs set forth in the grant header information for this grant on the Wealthviews online equity platform. Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable settlement date for the RSU. You have also been awarded Dividend Equivalents on your RSUs, as described more fully below. You do not need to pay any purchase price to receive the RSUs granted to you by this award letter.

2.	Vesting of RSUs

(a)
General Vesting Schedule. Unless they vest on an earlier date as provided in sub-Section (b), (c) or (d) below, your RSUs will vest in installments as set forth in the grant header information for this grant on the Wealthviews online equity platform, provided that you are an employee of the Company or one of its subsidiaries on each such date.

(b)
Death or Disability. If your employment terminates by reason of death or Disability, all of your RSUs will immediately vest upon your termination of employment. For this purpose, “Disability” means that you have been unable to perform the essential functions of your employment due to disability or incapacity for 270 consecutive days or such lesser period as may be determined by the Committee.

(c)
Retirement. If your employment terminates by reason of Retirement, all of your RSUs will immediately vest. For purposes of this provision, “Retirement” means termination of employment with the Company and its subsidiaries either (i) after your attainment of age 65 with 5 years of service, or (ii) when your termination is preceded by at least 5 continuous years of service and the sum of your age plus years of service equals or exceeds 75 years. For purposes of this definition, “years of service” refers to “vested service” with the Company or its subsidiaries as determined under the Retirement Plan of Flushing Bank  (the “Bank”).

(d)
Change in Control. All of your RSUs will immediately vest upon the occurrence of a Change in Control (as defined in the Plan), if you are an employee of the Company or its subsidiaries at the time of such Change in Control.

(e)
Forfeiture upon other Termination of Employment. If your employment terminates for any reason other than death, Disability, or Retirement, any of your RSUs which have not vested prior to the termination of your employment will be forfeited.

(f)
Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

3.	Grant of Dividend Equivalents

(a)	Award of Dividend Equivalents. You have been awarded Dividend Equivalents with respect to each of your RSUs covered by this award letter.

(b)
Cash Dividends. The Dividend Equivalents that you have been awarded entitle you to receive, at each time cash dividends are paid on the Common Stock, a cash payment for each of your then outstanding RSUs (whether or not vested) equal to the amount of the dividend paid on a share of Common Stock.

(c)
Stock Dividends. In the event the Company pays a dividend in Common Stock or other property, your Dividend Equivalents will entitle you to receive, for each of your then outstanding RSUs (whether or not vested), the amount of Common Stock or other property paid as a dividend on a share of Common Stock. Such Common Stock or other property will be paid to you at the time of settlement of the underlying RSU and will be subject to the same restrictions, risk of forfeiture, and vesting and delivery provisions as the underlying RSU with respect to which it was paid.

4.	Settlement of RSUs; Delivery of Shares.

(a)	Your RSUs that vest under Section 2 above will be settled on their vesting dates, except as follows. If you both (1) are or will become eligible for Retirement prior to the last scheduled vesting date, and (2) are a specified employee within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), as determined by the Board of Directors in accordance with the election made by the Company for determining specified employees (a “Specified Employee”), your RSUs will be settled as provided in Sections 4(b), 4(c) and 4(e) below. If you are or will become eligible for Retirement prior to the last scheduled vesting date, whether or not you are a Specified Employee, your RSUs will be settled as provided in Sections 4(d) and 4(e) below. As soon as practicable after the settlement date of an RSU, the Company will deliver to you one share of Common Stock for each of your RSUs being settled on such date. The Common Stock delivered upon the settlement of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture. The shares of Common Stock delivered upon the settlement of your RSUs will have full voting and dividend rights and will entitle the holder to all other rights of a stockholder of the Company.

(b)
If your RSUs vest on account of your Retirement and you are a Specified Employee, the settlement of your RSUs will be delayed until, and will occur on, the six month anniversary of your Retirement (or the date of your death if sooner).

(c)
If your RSUs vest on account of a Disability that does not qualify as the date you become disabled under Section 409A and you are a Specified Employee, settlement of your RSUs will be delayed until, and will occur on, the six month anniversary of your termination of employment (or the date of your death if sooner).

(d)
If your RSUs vest on account of a Change of Control that does not qualify as a “change of control” under Section 409A, settlement of your RSUs will be delayed until, and will occur on, the earliest of: (i) the scheduled vesting date under Section 2(a) above; (ii) the date of your termination of employment (or the six month anniversary of your termination of employment if you are a Specified Employee); (iii) the date of your death; or (iv) the occurrence of a Change of Control which qualifies as a “change of control” under Section 409A.

(e)
Notwithstanding Sections 4(b), 4(c) and 4(d) above, settlement upon your termination of employment shall not occur unless your termination of employment is also a “separation from service” (within the meaning of Code Section 409A.

5.	Income Tax Withholding

(a)
You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising with respect to your RSUs. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain Common Stock having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the settlement of such RSUs. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(b)
You must make your election regarding the manner in which your withholding obligation will be satisfied on the Wealthviews online equity platform. To make the election, go to the Restricted Elections screen and select the Tax Election column. If no election is made, the Company will withhold shares to satisfy the withholding election.

(c)	All cash payments of Dividend Equivalents will be net of any required withholding.

(d)
The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize and tax withheld with respect to your RSUs and

Dividend Equivalents will be reported on your Form W-2 in the year in which you recognize the income with respect to that portion of the award. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

6.	Other Provisions of RSUs

(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your RSUs.

(b)	Transfer Restrictions. You may not sell, transfer, assign or pledge your RSUs or any rights under this award. Any attempt to do so will be null and void.

(c)	Death. In the event of your death, any shares of Common Stock and other amounts you are entitled to receive under the Plan will instead be delivered to the legal representative of your estate.

7.	Administration of the Plan

The Plan is administered by the Committee. The Committee has authority to interpret the Plan and this award letter, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Committee with respect to the administration and interpretation of the Plan are final and binding on all affected Plan participants.

It is intended that this award letter comply with the provisions of Section 409A and the regulations and guidance of general applicability issued thereunder so as to not subject you to the payment of additional interest and taxes under Section 409A, and in furtherance of this intent, this award letter shall be interpreted, operated and administered in accordance with these intentions.

8.	Amendments and Adjustments to your Award

The Plan authorizes the Committee to make amendments and adjustments to outstanding awards, including the RSUs and Dividend Equivalents granted by this letter, in specified circumstances. Details are provided in the Plan.

These circumstances include the Committee’s right, in its sole discretion, to amend the Plan and/or outstanding awards, including this grant of RSUs and Dividend Equivalents, without your consent, to the extent the Committee determines that such amendment is necessary or appropriate to comply with Section 409A.

9.	Effect on Other Benefits

Income recognized by you as a result of the grant, vesting, or settlement of RSUs or the receipt of Dividend Equivalents will not be included in the formula for calculating benefits under the Company’s other benefit plans.

10.	Regulatory Compliance

Under the Plan, the Company is not required to deliver Common Stock (including upon the settlement of RSUs) if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

11.	Restrictive Covenants

You agree that at all times during your employment with the Company and/or the Bank and for a period of one year thereafter, you will not, directly or indirectly, (i) solicit for employment, recruit or hire, or assist any other entity to solicit for employment, recruit or hire, either as an employee or a consultant, any employee, consultant or independent contractor of the Company and/or the Bank who was an employee, consultant or independent contractor of the Company and/or the Bank at any time during the 12 months preceding or following the termination of your employment, (ii) induce or attempt to induce, or assist any other entity to induce or attempt to induce, any employee, consultant or independent contractor of the Company and/or the Bank who was an employee, consultant or independent contractor of the Company and/or the Bank at any time during the 12 months preceding or following the termination of your employment, to terminate his or her employment with, or otherwise cease his or her relationship with, the Company and/or the Bank, or (iii) solicit, interfere with, divert or take away or attempt to interfere with, divert, or take away, or assist any other entity to interfere with, divert or take away  the business or patronage of (A) any of the clients, customers or accounts of the Company and/or the Bank who were such at the time of the termination of your employment, or (B) prospective clients, customers or accounts of the Company and/or Bank who were such at any time during the 12 months preceding the termination of your employment (the entities listed in clauses (A) and (B) above are collectively referred to herein as the “Restricted Entities”).

For purposes of this Paragraph 11, the term “solicit,” with respect to all means of communication other than communication facilitated by or through a social media website including, but not limited to, Facebook, Twitter, MySpace, LinkedIn, Pinterest, or Vine, shall mean initiating any communication, whether written or oral. With respect to communication facilitated by or through a social media website such as those identified above, “solicit” shall mean initiating a connection, “inviting, “following”, requesting “friend” status, “liking”, joining any group, or initiating any communication whatsoever through the social media website, or any similar action.

In order to help ensure adherence to the restrictions contained herein, Employee agrees to “defriend”,” unfollow”, “remove connection”, or any other similar term, as the case may be, with respect to any and all Restricted Entities on any social media website on which Employee has an account, Employee further agrees to allow the Company to review the social media websites on which he/she has an account (in his/her presence) to confirm such actions have been taken.  Employee further agrees to certify his/her compliance with the foregoing obligation under oath to the Company upon request and the Employee’s failure or refusal to do so will entitle the Company to an inference that Employee has violated or intends to violate the non-solicitation provisions set forth in this Agreement.

You acknowledge that in carrying out the Company’s and/or the Bank’s business, you may learn confidential or proprietary information about the Company or the Bank or third parties. Confidential or proprietary information includes, among other things, any nonpublic information concerning the Company or the Bank, including their respective  business, financial performance, marketing or strategic plans, customers, and product pricing information, as well as any nonpublic information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed (collectively, “Confidential Information”). You agree that at all times during your employment with the Company and/or the Bank and thereafter, you shall not disclose any Confidential Information outside of the Company or the Bank or use such information for your own or someone else’s benefit.  You agree that such Confidential Information may be disclosed within the Company and the Bank only to those individuals who need the information to carry out their business responsibilities.

You acknowledge and agree that the restrictions contained in this Section 11 are reasonable and necessary protection of the immediate interests of the Company and the Bank, and any violation of these restrictions would cause substantial injury to the Company and the Bank and that neither the Company nor the Bank would have entered into this Agreement without receiving the protective covenants contained in this Section 11. In the event of a breach or a threatened breach by you of any of the terms of this Section 11, the each of the Company and the Bank will be entitled to an injunction restraining you from such breach or threatened breach (without the necessity of providing the inadequacy as a remedy of money damages or the posting of bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Company and/or the Bank from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach. In addition, any breach of these restrictions will result in an immediate forfeiture of your award.

12.	Data Privacy

By accepting this award you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its subsidiaries and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan. By accepting this award you waive any data privacy rights you may have with respect to such information. You may revoke the consent and waiver described in this paragraph by written notice to the Company’s Senior Vice President/Human Resources; however any such revocation may adversely affect your ability to participate in the Plan.

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Please click “I ACCEPT this grant” below to acknowledge your acceptance of this award. This letter and the related grant header information contains the formal terms and conditions of your award and accordingly they should be printed and retained in your files for future reference.

Very truly yours, /s/ Maria A. Grasso Maria A. Grasso Executive Vice President/COO and Corporate Secretary